Exhibit 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Cash Technologies, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the registration statement No. 333-413536 on Form S-3, the registration statements (No. 333-117252 and 333-90680) on Form SB-2 and the registration statements (333-114789, Nos. 333-90664, 333-125630, 333-131070, 333-132892, and 333-72654)
and on Form S-8 of our report dated August 17, 2005 relating to the consolidated financial statements of Cash Technologies, Inc. as of May 31, 2005 and for the year then ended, which report is included in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding Cash Technologies Inc's ability to continue as a going concern.

Los Angeles, California
September 13, 2006